Exhibit 10.28
AMENDED AND RESTATED EMPLOYMENT AGREEMENT
     AMENDED AND RESTATED EMPLOYMENT AGREEMENT (the “Agreement”), made and entered into as of                      by and between Diebold, Incorporated, an Ohio corporation (together with its successors and assigns permitted under this Agreement, the “Company”), and Mr. Thomas W. Swidarski (the “Executive”).
W I T N E S S E T H
     WHEREAS, the Company and the Executive previously entered into an Agreement dated as of the Effective Date (the “2005 Agreement”) setting forth the terms and conditions upon which the Executive agreed to serve as an officer of the Company;
     WHEREAS, the Company and the Executive desire to amend and restate the 2005 Agreement;
     NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and the Executive (individually a “Party” and together the “Parties”) agree as follows:
     1. Definitions.
          (a) “Affiliate” of a person or other entity shall mean a person or other entity that directly or indirectly controls, is controlled by, or is under common control with the person or other entity specified.
          (b) “Base Salary” shall mean the salary provided for in Section 4 below or any increased salary granted to the Executive pursuant to Section 4.
          (c) “Board” shall mean the Board of Directors of the Company.
          (d) “Cause” shall mean that prior to any termination pursuant to Section 12(c), the Executive shall have committed:
               (i) an intentional act of fraud, embezzlement or theft in connection with his duties or in the course of his employment with the Company or any subsidiary;
               (ii) intentional wrongful damage to property of the Company or any subsidiary;
               (iii) intentional wrongful disclosure of secret processes or confidential information of the Company or any subsidiary; or
               (iv) intentional wrongful engagement in any competitive activity which would constitute a material breach of the duty of loyalty;
and any such act shall have been materially harmful to the Company and its subsidiaries taken as a whole. For purposes of this Agreement, no act, or failure to act, on the part of the Executive shall be deemed “intentional” if it was due primarily to an error in judgment or negligence, but shall be deemed “intentional” only if done, or omitted to be done, by the Executive not in good faith and without reasonable belief that his action or omission was in or not opposed to the best interest of the Company and its subsidiaries. Notwithstanding the foregoing, the Executive shall not be deemed to have been terminated for “Cause” hereunder unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the Board then in office at a meeting of the Board called and held for such purpose (after reasonable notice to the Executive and an opportunity for the Executive, together with his counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive had committed an act set forth above in this Section 1(d) and specifying the particulars thereof in detail.
          (e) A “Change in Control” shall be as defined in the Change in Control Employment Agreement, which is attached hereto as Exhibit A.
          (f) “Code” means the Internal Revenue Code of 1986, as amended.
          (g) “Conditions Agreement” shall mean that certain Conditions of Employment agreement dated January 1, 2002 and executed by the Executive on February 25, 2002.
          (h) “Constructive Termination Without Cause” shall mean termination by the Executive of his employment at his initiative within 30 days following the Executive’s learning of the occurrence of any of the following events without his consent:
               (i) Failure to elect, reelect or otherwise maintain the Executive in the offices or positions in the Company or any subsidiary which the Executive held immediately prior to such termination, or the removal of the Executive as a Director of the Company (or any successor thereto) if the Executive shall have been a Director of the Company immediately prior to such termination, or the removal of the Executive as a member of the managing authority of any subsidiary if the Executive shall have been a member of such body immediately prior to such termination;
               (ii) Failure to elect or reelect the Executive to any of the positions described in Section 3 below;
               (iii) A significant adverse change in the nature or scope of the authorities, powers, functions, responsibilities or duties attached to the position or positions with the Company and its Subsidiaries which the Executive held immediately prior to such change, a reduction in the aggregate of the Executive’s Base Salary and incentive pay potential received from the Company and its subsidiaries, or the termination of the Executive’s rights to any employee benefits to which he was entitled immediately prior to such termination which would be material when viewed in light of all of the employee benefits provided to him taken as a whole or a reduction in scope or value thereof without the prior written consent of the Executive;
               (iv) any purported termination of the Executive’s employment that is not effected for Cause or Disability;
               (v) the expiration or termination by the Company of the Change in Control Employment Agreement unless replaced by an agreement providing benefits to the Executive that are no less favorable than the existing Change in Control Employment Agreement; or

               (vi) the failure of the Company to obtain the assumption in writing of its obligation to perform this Agreement by any successor to all or substantially all of the assets of the Company within 15 days after a merger, consolidation, sale or similar transaction.
Following written notice from the Executive of any of the events described above, the Company shall have 10 calendar days in which to cure. If the Company fails to cure, the Executive’s termination shall become effective on the 11th calendar day following the written notice.
          (i) “Date of Termination” shall mean the date on which the Executive incurs a “separation from service” within the meaning of Section 409A of the Code.
          (j) “Disability” shall mean the Executive’s permanent and total disability as defined by the Social Security Administration.
          (k) “Effective Date” shall be December 12, 2005.
          (l) “Equity Incentive Plan” shall mean the Company’s 1991 Equity and Performance Incentive Plan, as amended and restated as of January 30, 1997, as amended.
          (m) “Pro Rata” shall mean a fraction, the numerator of which is the number of days that the Executive was employed in the applicable performance period (a calendar year in the case of an annual bonus and a performance cycle in the case of an award under the Equity Incentive Plan) and the denominator of which shall be the number of days in the applicable performance period.
          (n) “Shares” shall mean the Common Shares of the Company.
          (o) “Term of Employment” shall mean the period specified in Section 2 below (including any extension as provided therein).
     2. Term of Employment.
          The Term of Employment shall begin on the Effective Date, and shall extend until the second anniversary of the Effective Date, with automatic one-year renewals thereafter unless either Party notifies the other at least 6 months before the scheduled expiration date that the term is not to renew. Notwithstanding the foregoing, the Term of Employment may be earlier terminated by either Party in accordance with the provisions of Section 12.
     3. Position, Duties and Responsibilities.
          (a) Commencing on the Effective Date and continuing for the remainder of the Term of Employment, the Executive shall be employed as the Chief Executive Officer and President of the Company and be responsible for the general management of the affairs of the Company. The Executive also shall be nominated to become a member of the Board, effective as of the Effective Date. The Executive, in carrying out his duties under this Agreement, shall report to the Board. During the term of this Agreement, the Executive shall devote substantially all of his business time and attention to the business and affairs of the Company and shall use his best efforts, skills and abilities to promote its interests.
          (b) Nothing herein shall preclude the Executive from (i) serving on the boards of directors of a reasonable number of other corporations with the concurrence of the Board, (ii)

serving on the boards of a reasonable number of trade associations and/or charitable organizations, (iii) engaging in charitable activities and community affairs, and (iv) managing his personal investments and affairs, provided that such activities set forth in this Section 3(b) do not conflict or interfere with the effective discharge of his duties and responsibilities under Section 3(a).
     4. Base Salary.
          The Executive shall be paid an annualized Base Salary, payable in accordance with the regular payroll practices of the Company, of $550,000. The Base Salary shall be reviewed annually for increase in the discretion of the Board.
     5. Annual Incentive Award.
          During the Term of Employment, commencing in 2006 the Executive shall have a bonus opportunity each year equal to 200% of Base Salary, payable in that amount if the maximum performance goals established for the relevant year are met. If such performance goals are not met, the Executive shall receive 40% of Base Salary if the threshold performance goals are met, and 100% of Base Salary if the target performance goals are met. The Executive shall be paid his annual incentive awards no later than other senior executives of the Company are paid their annual incentive awards.
     6. Sign-on Arrangements.
          As soon as practicable following the Effective Date, the Company shall grant the Executive 150,000 options to purchase Shares with a seven year maturity, vesting as follows: one-half shall vest the day after Shares have traded at $50 per share or higher for 20 consecutive trading days, and one-half shall vest the day after the Shares have traded at $60 per share or higher for 20 consecutive trading days. Otherwise all 150,000 options will become exercisable on the sixth anniversary date of the award. The strike price for these options will be $37.87.
     7. Additional Long-Term Incentive Awards.
          (a) Stock Options. The Executive shall be eligible for stock option awards commencing with awards in 2007, or sooner at the discretion of the Board, in accordance with Company practices applicable to its senior-level executives at the sole discretion of the Board.
          (b) Long-Term Incentive Plans. The Executive shall be eligible to participate in the Company’s Equity Incentive Plan (for the 2006-2008 and future award cycles) with a 20,000 share target and a 40,000 share maximum. The Executive also shall be eligible to participate in any other long-term incentive plan the Company may adopt, on a basis comparable to other senior-level executives.
     8. Employee Benefit Programs.
          During the Term of Employment, the Executive shall be entitled to participate in any employee pension and welfare benefit plans and programs made available to the Company’s senior level executives, as such plans or programs may be in effect from time to time, including, without limitation, pension, profit sharing, 401(k) savings and other retirement plans or programs, medical, dental, hospitalization, short-term and long-term disability and life insurance plans, accidental death and dismemberment protection, travel accident insurance, and any other pension or retirement plans or programs and any other employee welfare benefit plans or programs that may be sponsored by the Company from time to time, including any plans that supplement the above-listed types of plans or programs, whether funded or unfunded. The Executive’s participation shall be based on, and the calculation of all benefits shall be based on, the assumptions that the Executive has met all service-period or other requirements for such participation. The Executive shall be entitled to four weeks paid vacation per year of employment, which shall be subject to the Company’s vacation policy for senior executives.
     9. Supplemental Pension.
          The Executive shall be provided a Supplemental Pension based upon the Company’s Supplemental Employee Retirement Plan II (the “SERP II”).
     10. Reimbursement of Business and Other Expenses.
          The Executive is authorized to incur reasonable expenses in carrying out his duties and responsibilities under this Agreement and the Company shall promptly reimburse him for all reasonable business expenses incurred in connection with carrying out the business of the Company, subject to documentation in accordance with the Company’s policy.
     11. Perquisites. The Executive shall receive standard Company executive perquisites, including, without limitation, the following:
          (a) The Executive shall be entitled to fly first-class in the event the Company does not have its own aircraft available for his use.
          (b) The Executive shall be provided a monthly car allowance for a luxury class automobile up to a maximum of $3,295 which, if taxable to the Executive, shall be provided on a tax grossed-up basis.
          (c) The Company shall reimburse the Executive for reasonable financial planning and tax preparation fees up to an annual maximum of $20,000.
          (d) The Executive shall be provided with dues and membership fees for one country club.
          (e) The Executive shall be entitled to an annual physical at the Company’s expense at the Cleveland Clinic (or equivalent facility).
All reimbursements under Section 10 or Section 11 shall be for expenses incurred by the Executive during the Term of Employment. In all events such reimbursement will be made no later than the end of the year following the year in which the expense was incurred. Each provision of reimbursements shall be considered a separate payment and not one of a series of payments for purposes of Section 409A of the Code. Any expense reimbursed by the Company in one taxable year in no event will affect the amount of expenses required to be reimbursed or in-kind benefits required to be provided by the Company in any other taxable year.
     12. Termination of Employment.
          (a) Termination Due to Death. In the event that the Executive’s employment is terminated due to his death, his estate or his beneficiaries, as the case may be, shall be entitled to the following benefits;

               (i) Base Salary through the end of the month in which death occurs, and paid consistent with regular payroll practices of the Company;
               (ii) Pro Rata annual incentive award for the year in which the Executive’s death occurs, if, and to the extent, such awards are payable, and paid when bonuses are paid to other officers;
               (iii) all outstanding options, whether or not then vested, shall vest and shall remain exercisable for a period of one year or until their stated expiration date, if earlier;
               (iv) Pro Rata long-term incentives shall be payable when scheduled to be paid (if, and to the extent, such awards are payable); and
               (v) a pre-retirement death benefit based on Section XII of the SERP II based on the Executive being deemed to have satisfied the eligibility requirements for a Supplemental Retirement Benefit under SERP II.
          (b) Termination Due to Disability. In the event that the Executive’s employment is terminated due to his Disability, he shall be entitled to the following benefits:
               (i) disability benefits in accordance with the long-term disability program in effect for senior executives of the Company; provided, however, in no event shall such benefits provide the Executive with less than 60% of his Base Salary to age 65;
               (ii) Base Salary through the end of the month in which disability benefits commence, and paid consistent with the regular payroll practices of the Company;
               (iii) Pro Rata annual incentive award for the year in which the Executive’s termination occurs, if such awards are payable, subject to Section 12(k), and paid when bonuses are paid to others;
               (iv) all outstanding options, whether or not then vested, shall vest and shall remain exercisable for a period of one year or until their stated expiration date, if earlier;
               (v) Pro Rata long-term incentives shall be payable, subject Section 12(k), when scheduled to be paid (if, and to the extent, such awards are payable); and
               (vi) continued participation in all medical, dental, vision and hospitalization insurance coverage and in other employee benefit plans or programs covered by Section 8 in which he was participating on the Date of Termination until the earlier of 36 months following termination of employment or the date, or dates, he receives equivalent coverage and benefits from a subsequent employer; provided, however, that this continued participation does not include continued participation in either the qualified pension plan or the 401(k) plan. In the event the Company’s plans do not permit continuation of Executive’s participation in the benefit plans and programs covered by this Section 12(d)(vii), following his termination, then the Company shall itself pay or provide the benefits to the Executive. The Executive shall pay the cost, on an after-tax basis, for the continued health benefit coverage. Subject to Section 12(k), on or about January 31 of the year following the year in which the Date of Termination occurs and continuing on or about each January 31 until the year following the last year of the benefits period, the Company will make a payment to the Executive such that, after payment of all taxes incurred by the Executive as a result of the Executive’s receipt of the continued health benefit coverage and payment by the Company, the Executive retains an amount equal to the amount the Executive paid during the immediately preceding calendar year for the health benefit coverage described in this Section.
          In no event shall a termination of the Executive’s employment for Disability occur until the Party terminating his employment gives written notice to the other Party in accordance with Section 23 below.
          (c) Termination by the Company for Cause. In the event the Company terminates the Executive’s employment for Cause:
               (i) he shall be entitled to Base Salary through the Date of Termination, paid consistent with the regular payroll practices of the Company;
               (ii) all outstanding options which are not then vested shall be forfeited; vested options shall remain exercisable until the earlier of the thirtieth day after the date of termination or the originally scheduled expiration date of the options, unless the Compensation Committee determines otherwise;
          (d) Termination without Cause or Constructive Termination without Cause. In the event the Executive’s employment is terminated by the Company without Cause, other than due to Disability or death, or in the event there is a Constructive Termination without Cause, the Executive shall be entitled to the following benefits:
               (i) Base Salary through the Date of Termination, paid consistent with regular payroll practices of the Company;
               (ii) Base Salary, at the annualized rate in effect on the Date of Termination, for a period of 24 months following such termination, payable, subject to Section 12(k), promptly following the Date of Termination in a lump sum;
               (iii) a Pro Rata annual incentive award for the year in which termination occurs, based on the time the executive was employed in that year if, and to the extent, such awards are otherwise earned, to be paid in a single installment, subject to Section 12(k), when such awards are paid to others in the year following the year of termination;
               (iv) an annual incentive award at twice the Target bonus level for the year in which termination occurs, promptly payable, subject to Section 12(k), in a single installment after his termination;
               (v) all outstanding options, whether or not then vested, shall vest and shall remain exercisable for a period of two years or until the end of their term, if less;
               (vi) Pro Rata long-term incentives shall be payable, subject to Section 12(k), when scheduled to be paid (if, and to the extent, such awards are payable); and
               (vii) continued participation in all medical, dental, vision and hospitalization insurance coverage and in other employee benefit plans or programs covered by Section 8 in which he was participating on the date of the termination of his employment until the earlier of 24 months following termination of employment or the date, or dates, he receives equivalent coverage and benefits from a subsequent employer; provided, however, that this continued participation does not include continued participation in either the qualified pension plan or the 401(k) plan. In the event the Company’s plans do not permit continuation of Executive’s participation in the benefit plans and programs covered by this Section 12(d)(vii), following his termination, then the Company shall itself pay or provide the benefit to the Executive. The Executive shall pay cost, on an after-tax basis, for the continued health benefit coverage, subject to Section 12(k), on or about January 31 of the year following the year in which the Date of Termination occurs and continuing on or about each January 31 until the year following the last year of the benefits period the Company will make a payment to the Executive such that, after payment of all taxes incurred by the Executive as a result of the Executive’s receipt of the continued health benefit coverage and payment by the Company, the Executive retains an amount equal to the amount the Executive paid during the immediately preceding calendar year for the health benefit coverage described in this Section.
          (e) Voluntary Termination. A termination of employment by the Executive on his own initiative, other than a termination due to Disability or a Constructive Termination without Cause, shall have the same consequences as provided in Section 12(c) for a termination for Cause. A voluntary termination under this Section 12(e) shall be effective on the date specified in the Executive’s written notice.
          (f) Non-renewal by the Company. In the event that the Company notifies the Executive pursuant to Section 2 of this Agreement that the Term of Employment shall not renew, the Executive shall be entitled to the same benefits as provided in Section 12(d); provided, however, that the period for which entitlements are provided shall be 12 months instead of 24 months in all subsections where such period applies.
          (g) Consequences of a Change in Control. The Executive’s entitlements relating to a Change in Control of the Company shall be determined in accordance with the Change in Control Employment Agreement which is attached hereto as Exhibit A. In addition, in the event of a Change in Control, the options referred to in Section 6 shall immediately vest and become fully exercisable. In the event of any conflict between this Agreement and the Change in Control Employment Agreement after the occurrence of a Change in Control, the Change in Control Employment Agreement shall control and there shall be no duplication of benefits.
          (h) Other Termination Benefits. In the case of any of the foregoing terminations, the Executive or his estate shall also be entitled to:
               (i) the balance of any incentive awards due for performance periods which have been completed, but which have not yet been paid;
               (ii) any expense reimbursements due the Executive; and
               (iii) other benefits, if any, in accordance with applicable plans and programs of the Company.
          (i) No Mitigation; No Offset. In the event of any termination of employment under this Section 12, the Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due the Executive under this Agreement on account of any remuneration attributable to any subsequent employment that he may obtain.

          (j) Nature of Payments. Any amounts due under this Section 12 are in the nature of severance payments considered to be reasonable by the Company and are not in the nature of a penalty.
          (k) Timing of Payments. Notwithstanding any provision in this Agreement to the contrary, if the Executive is a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i) and using the identification methodology selected by the Company from time to time) on the Date of Termination, then amounts that otherwise would be payable pursuant to Sections 12(b)(iii), 12(b)(v), 12(b)(vi), 12(d)(ii), 12(d)(iii), 12(d)(iv), 12(d)(vi) and 12(d)(vii) of this Agreement (as well as any other payment or benefit that the Executive is entitled to receive upon his separation from service and that would be considered to be deferred compensation under Section 409A of the Code) during the six-month period immediately following the Date of Termination will instead be paid or made available on the earlier of the first day of the seventh month following the Executive’s Date of Termination and the Executive’s death.
     13. Non-Competition.
          (a) The Executive agrees that during the Executive’s employment with the Company and for a period of two (2) years following the termination of such employment, whether termination is by the Executive or by the Company, and regardless of the reasons therefore, the Executive shall not engage in any activity as an employee, principal, agent or consultant for another entity, and in a capacity, that directly competes with the company or any of its related entities including subsidiaries, affiliates and partnerships, in any actual product, service, or business activity (or in any product, service, or business activity which was under active development while the Executive was employed by Company if such development is being actively pursued during such two (2) year period by the Company), in any territory in which the Company or any of its related entities including subsidiaries, affiliates and partnerships, manufactures, sells, markets, services, or installs such product or service, or engages in such business activity.
          (b) The Executive further acknowledges and agrees that, in the event of the termination of his employment with the Company, the Executive’s experience and capabilities are such that the Executive can obtain employment in business activities which do not compete with the Company, and that the enforcement of this Agreement by way of injunction shall not prevent the Executive from earning a reasonable livelihood. The Executive further acknowledges and agrees that the covenants contained herein are necessary for the protection of the Company’s legitimate business interests and are reasonable in scope and duration.
     14. No Solicitation of Employees.
          The Executive agrees that during his employment with the Company and for a period of two (2) years following the termination of such employment, whether termination is by the Executive or by the Company, regardless of the reasons therefore, the Executive will not directly or indirectly (a) induce or assist others in inducing any person who is an employee, officer, consultant, or agent of the Company or its affiliates to give up employment or business affiliation with the Company or its affiliates; or (b) employ or associate in business with any person who is employed by or associated in business with the Company during the two-year period prior to the termination of the Executive’s employment. In the event that the scope of the restrictions in Sections 13 or 14 are found overly broad, Executive agrees that a court should reform the restrictions by limiting them to the maximum reasonable scope.

     15. Confidentiality. In addition to his obligations under the Conditions Agreement, which remain in full force and effect:
          (a) The Executive agrees that he will not, at any time during the Term of Employment or thereafter, disclose or use any trade secret, proprietary or confidential information of the Company or any subsidiary or Affiliate of the Company, obtained during the course of his employment, except as required in the course of such employment or with the written permission of the Company or, as applicable, any subsidiary or Affiliate of the Company or as may be required by law, provided that, if the Executive receives legal process with regard to disclosure of such information, he shall promptly notify the Company and cooperate with the Company, at the Company’s sole expense, in seeking a protective order.
          (b) The Executive agrees that at the time of the termination of his employment with the Company, whether at the instance of the Executive or the Company, and regardless of the reasons therefor, he will deliver to the Company, and not keep or deliver to anyone else, any and all notes, files, memoranda, papers and, in general, any and all physical matter containing information, including any and all documents significant to the conduct of the business of the Company or any subsidiary or Affiliate of the Company which are in his possession, except for any documents for which the Company or any subsidiary or Affiliate of the Company has given written consent to removal at the time of the termination of the Executive’s employment and his personal rolodex, personal files, phone book and similar items.
          (c) The Executive agrees that the Company’s remedies at law would be inadequate in the event of a breach or threatened breach of this Section 13; accordingly, the Company shall be entitled, in addition to its rights at law, to seek an injunction and other equitable relief without the need to post a bond.
     16. Resolution of Disputes.
          Any disputes arising under or in connection with this Agreement shall be resolved by third party mediation of the dispute and, failing that, at the election of the Executive by binding arbitration, to be held in Cleveland, Ohio, in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court having jurisdiction thereof. Each Party shall bear his or its own costs of the mediation, arbitration or litigation. Notwithstanding the provisions of this Section 16, the parties agree that in the event of any alleged breach by the Executive of any of his obligations under Sections 13, 14, or 15, then the arbitration requirements of this Section 16 shall not apply, and that instead, the Company may elect, in its sole discretion, to seek relief in a court of general jurisdiction in the State of Ohio, and the parties hereby consent to the exclusive jurisdiction of such court. In addition, in connection with any such court action, the Executive acknowledges and agrees that the remedy at law available to the Company for breach by Executive of any of his obligations under Sections 13, 14, and 15 of this Agreement would be inadequate and that damages flowing from such a breach would not readily be susceptible to being measured in monetary terms. Accordingly, the Executive acknowledges, consents and agrees that, in addition to any other rights or remedies which the Company may have at law, in equity or under this Agreement, upon adequate proof of the Executive’s violation of any provision of Sections 13, 14, and 15 of this Agreement, the Company shall be entitled to immediate injunctive relief and may obtain a temporary order restraining any threatened or further breach, without the necessity of proof of actual damage.

     17. Assignability: Binding Nature.
          This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, heirs (in the case of the Executive) and assigns. Rights or obligations of the Company under this Agreement may be assigned or transferred by the Company pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities, obligations and duties of the Company, as contained in this Agreement, either contractually or as a matter of law. The Company further agrees that, in the event of a sale of assets or liquidation as described in the preceding sentence, it shall take whatever action it reasonably can in order to cause such assignee or transferee to expressly assume the liabilities, obligations and duties of the Company hereunder. No rights or obligations of the Executive under this Agreement may be assigned or transferred by the Executive other than his rights to compensation and benefits, which may be transferred only by will or operation of law.
     18. Entire Agreement.
          This Agreement contains the entire understanding and agreement between the Parties concerning the subject matter hereof and supersedes all prior agreements, understandings, discussions, negotiations and undertakings, whether written or oral, between the Parties with respect thereto.
     19. Amendment or Waiver.
          No provision in this Agreement may be amended unless such amendment is agreed to in writing and signed by the Executive and an authorized officer of the Company. No waiver by either Party of any breach by the other Party of any condition or provision contained in this Agreement to be performed by such other Party shall be deemed a waiver of a similar or dissimilar condition or provision at the same or any prior or subsequent time. Any waiver must be in writing and signed by the Executive or an authorized officer of the Company, as the case may be.
     20. Severability.
          In the event that any provision or portion of this Agreement shall be determined to be invalid or unenforceable for any reason, in whole or in part, the remaining provisions of this Agreement shall be unaffected thereby and shall remain in full force and effect to the fullest extent permitted by law so as to achieve the purposes of this Agreement.
     21. Survivorship.
          Except as otherwise expressly set forth in this Agreement, the respective rights and obligations of the Parties hereunder shall survive any termination of the Executive’s employment. This Agreement itself (as distinguished from the Executive’s employment) may not be terminated by either Party without the written consent of the other Party. Upon the expiration of the term of the Agreement, the respective rights and obligations of the Parties shall survive such expiration to the extent necessary to carry out the intentions of the Parties an embodied in the rights (such as vested rights) and obligations of the Parties under this Agreement.

     22. References.
          In the event of the Executive’s death or a judicial determination of his incompetence, reference in this Agreement to the Executive shall be deemed, where appropriate, to refer to his beneficiary, estate or other legal representative.
     23. Governing Law.
          This Agreement shall be governed in accordance with the laws of Ohio without reference to principles of conflict of laws.
     24. Notices.
          All notices and other communications required or permitted hereunder shall be in writing and shall be deemed given when (a) delivered personally, (b) delivered by certified or registered mail, postage prepaid, return receipt requested or (c) delivered by overnight courier (provided that a written acknowledgment of receipt is obtained by the overnight courier) to the Party concerned at the address indicated below or to such changed address as such Party may subsequently give such notice of:
          If to the Company:
Diebold, Incorporated
5995 Mayfair Road
North Canton, Ohio 44720

Attention: Vice President and Chief Human Resources Officer
          If to the Executive:
Thomas W. Swidarski
7574 Elderkin Court
Hudson, Ohio 44236
     25. Heading.
          The headings of the sections contained in this Agreement are for convenience only and shall not be deemed to control or affect the meaning or construction of any provision of this Agreement.
     26. Counterparts.
          This Agreement may be executed in two or more counterparts.
     27. Code Section 409A Compliance.
          To the extent applicable, it is intended that this Agreement comply with the provisions of Section 409A of the Code. This Agreement will be administered in a manner consistent with this intent. References to Section 409A of the Code will include any proposed, temporary or final regulation, or any other formal guidance, promulgated with respect to such section by the U.S. Department of Treasury or the Internal Revenue Service. Each payment to be made to the Executive under the provisions of this Agreement will be considered to be a separate payment and not one of a series of payments for purposes of Section 409A of the Code.
          IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.
The Company

By:

Sheila M. Rutt	Thomas W. Swidarski
Vice President,
Chief Human Resources Officer